EXHIBIT 99.1

Garmin reports record third quarter operating results; issues fiscal 2020 guidance

Schaffhausen, Switzerland / October 28, 2020/ Business Wire

Garmin Ltd. (Nasdaq:  GRMN – News) today announced results for the third quarter ended September 26.

Highlights for third quarter 2020 include:

•	Total revenue of over $1.1 billion, a 19% year-over-year increase, led by robust growth in marine, fitness and outdoor
•	Gross margin and operating margin were 60.2% and 28.6%, respectively
•	Operating income of $317 million, increasing 21% over the prior year quarter
•	GAAP diluted EPS was $1.63 and pro forma diluted EPS(1) was $1.58, increasing 24% over the prior year quarter
•	Named Manufacturer of the Year by the National Marine Electronics Association for the sixth consecutive year
•

Since its launch in 2011, Garmin inReach® has provided remote communication and rescue facilitation in over 5,000 SOS incidents, demonstrating the crucial importance of satellite based two-way messaging wherever our customers need assistance

•	Began production shipments of the BMW MGU 2020 computing module, expanding our role as a tier-one supplier for BMW automobiles
•	Launched the Garmin CatalystTM, an industry-first coaching tool to optimize motorsports driving performance
•

Garmin Autoland has achieved Federal Aviation Administration (FAA) certification in a total of three aircraft to-date with the latest being the Cirrus Vision Jet, the first jet aircraft to be certified with this game-changing safety technology

(in thousands, except per share data)	13-Weeks Ended			39-Weeks Ended
	September 26,	September 28,	YoY	September 26,	September 28,	YoY
	2020	2019	Change	2020	2019	Change
Net sales	$1,109,194	$934,383	19%	$2,835,168	$2,655,273	7%
Marine	165,437	107,694	54%	486,269	393,070	24%
Fitness	328,446	243,099	35%	846,688	675,007	25%
Outdoor	334,844	258,294	30%	716,146	622,748	15%
Auto	129,355	137,722	(6)%	320,215	422,132	(24)%
Aviation	151,112	187,574	(19)%	465,850	542,316	(14)%

Gross margin %	60.2%	60.7%		59.6%	60.1%

Operating income %	28.6%	28.0%		24.1%	25.2%

GAAP diluted EPS	$1.63	$1.19	37%	$3.44	$3.10	11%
Pro forma diluted EPS(1)	$1.58	$1.27	24%	$3.41	$3.16	8%

(1) See attached Non-GAAP Financial Information for discussion and reconciliation of non-GAAP financial measures, including pro forma diluted EPS

Executive Overview from Cliff Pemble, President and Chief Executive Officer:

“Demand for active lifestyle products fueled strong revenue growth resulting in record revenue and profits for the quarter,” said Cliff Pemble, President and CEO of Garmin.  “Interest in our products remains high as we move into the important holiday selling season, and we are prepared with a strong lineup of products that offer the innovation and uniqueness that consumers want.”

Marine:

Revenue from the marine segment grew 54% in the third quarter across multiple categories led by chartplotters.  Gross margin and operating margin were 61% and 31%, respectively, resulting in 152% operating income growth.  For the sixth consecutive year, Garmin was recognized as the Manufacturer of the Year by the National Marine Electronics Association (NMEA) and was also awarded four Product of Excellence awards. We launched the new OnDeckTM system, Garmin’s first remote connectivity solution for boaters to track, monitor, and remotely control switches on their vessel from virtually anywhere. We also refreshed our FantomTM solid-state marine radar offering industry leading power in the solid-state RADAR market.

Fitness:

Revenue from the fitness segment grew 35% in the third quarter driven by strong demand for our advanced wearables and cycling products.  Gross margin and operating margin were 54% and 27%, respectively, resulting in 75% operating income growth.  We launched the new Forerunner® 745, adding daily suggested workouts helping competitors reach their goals, and the Garmin ClipboardTM app that offers an integrated solution for coaches to manage team training and performance. We also launched the Venu® Sq, an entry- level smart watch with GPS capability that combines daily style with industry-leading health monitoring.

Outdoor:

Revenue from the outdoor segment grew 30% in the third quarter across all categories led by strong demand for our adventure watches.  Gross margin and operating margin were 67% and 44%, respectively, resulting in 40% operating income growth.  We recently refreshed the popular Montana® series, combining the flexibility of on or off-road navigation with global messaging and SOS alerts via inReach® satellite technology.

Auto:

Revenue from the auto segment declined 6% during the third quarter as declines in personal navigation devices were partially offset by growth in specialty categories and new OEM programs.  Gross and operating margins were 45% and 3%, respectively.  We launched Garmin Catalyst, a new product category and an industry-first real-time coaching tool to help drivers achieve their full potential on the track.  We began production shipments of the BMW MGU 2020 computing module expanding our role as a tier-one supplier for BMW automobiles.  In addition, we began shipments of a complete infotainment solution for the Daimler Vito vehicle.

Aviation:

Revenue from the aviation segment declined 19% in the third quarter due to fewer shipments to OEM customers and reduced contributions from ADS-B products.  Gross margin and operating margin were 71% and 19%, respectively.  During the quarter, Autoland achieved FAA certification on the Cirrus Vision Jet, becoming the first jet aircraft to incorporate Autoland technology.  This latest certification brings the Autoland equipped aircraft to three models including the previously certified Piper M600 and Daher TBM 940.

Additional Financial Information:

Total operating expenses in the third quarter were $351 million, a 15% increase over the prior year.  Research and development increased by 18%, primarily due to engineering personnel costs.  Selling, general and administrative expenses increased 14%, driven primarily by information technology costs and personnel related expenses.  Advertising increased 4%, driven primarily by higher spend in the outdoor segment.

The effective tax rate in the third quarter of 2020 was 6.9% compared to 11.6% in the prior year quarter.  The decrease in the effective tax rate is primarily due to the migration of intellectual property ownership from Switzerland to the United States.

In the third quarter of 2020, we generated approximately $236 million of free cash flow(1), and paid a quarterly dividend of approximately $117 million.  We ended the quarter with cash and marketable securities of approximately $2.7 billion.

(1) See attached Non-GAAP Financial Information for discussion and reconciliation of non-GAAP financial measures, including free cash flow.

2020 Guidance (2):

We expect full year 2020 revenue of approximately $4.0 billion with growth in the marine, fitness, and outdoor segments partially offset by declines in the auto and aviation segments.  We expect our full year pro forma EPS to be approximately $4.70 based upon gross margin of approximately 59.0%, operating margin of approximately 24.0% and a full year pro forma effective tax rate of approximately 10.0%.

	2020 Guidance	Segment	2020 Revenue Growth Estimates
Revenue	~$4.0B	Marine	~25%
Gross Margin	~59.0%	Fitness	~20%
Operating Margin	~24.0%	Outdoor	~15%
Tax Rate	~10.0%	Aviation	~(17%)
EPS	~$4.70	Auto	~(20%)

(2) See attached discussion on Forward-looking Financial Measures

Webcast Information/Forward-Looking Statements:

The information for Garmin Ltd.’s earnings call is as follows:

When:	Wednesday, October 28, 2020 at 10:30 a.m. Eastern
Where:	https://www.garmin.com/en-US/investors/events/
How:	Simply log on to the web at the address above or call to listen in at 855-757-3897

An archive of the live webcast will be available until October 28, 2021 on the Garmin website at www.garmin.com.    To access the replay, click on the Investors link and click over to the Events Calendar page.

This release includes projections and other forward-looking statements regarding Garmin Ltd. and its business that are commonly identified by words such as “anticipates,” “would,” “may,” “expects,” “estimates,” “plans,” “intends,” “projects,” and other words or phrases with similar meanings.  Any statements regarding the Company’s expected fiscal 2020 GAAP and pro forma estimated earnings, EPS, and effective tax rate, and the Company’s expected segment revenue growth rates, consolidated revenue, gross margins, operating margins, potential future acquisitions, currency movements, expenses, pricing, new products to be introduced, statements relating to possible future dividends, statements related to the ongoing impact of the COVID-19 pandemic, and the Company’s plans and objectives are forward-looking statements.  The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors that are described in both the Annual Report on Form 10-K for the year ended December 28, 2019 and the Quarterly Report on Form 10-Q for the quarter ended September 26, 2020 filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983). A copy of Garmin’s 2019 Form 10-K and the Q3 2020 Form 10-Q can be downloaded from https://www.garmin.com/en-US/investors/sec/. All information provided in this release and in the attachments is as of October 28, 2020. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

This release and the attachments contain non-GAAP financial measures.  A reconciliation to the nearest GAAP measure and a discussion of the Company's use of these measures are included in the attachments.

Garmin, the Garmin logo and the Garmin delta, Forerunner, Venu, inReach and Montana are trademarks of Garmin Ltd. or its subsidiaries and are registered in one or more countries, including the U.S. Garmin Catalyst, Fantom, Garmin OnDeck, and Panoptix, are trademarks of Garmin Ltd. or its subsidiaries. All other brands, product names, company names, trademarks and service marks are the properties of their respective owners.   All rights reserved

Investor Relations Contact:	Media Relations Contact:
Teri Seck	Carly Hysell
913/397-8200	913/397-8200
investor.relations@garmin.com	media.relations@garmin.com

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except per share information)

	13-Weeks Ended		39-Weeks Ended
	September 26,	September 28,	September 26,	September 28,
	2020	2019	2020	2019
Net sales	$1,109,194	$934,383	$2,835,168	$2,655,273

Cost of goods sold	441,211	366,925	1,144,816	1,060,752

Gross profit	667,983	567,458	1,690,352	1,594,521

Advertising expense	33,866	32,668	90,031	101,808
Selling, general and administrative expense	142,134	124,769	411,335	380,289
Research and development expense	174,882	148,561	506,013	443,361
Total operating expense	350,882	305,998	1,007,379	925,458

Operating income	317,101	261,460	682,973	669,063

Other income (expense):
Interest income	7,777	12,309	30,258	39,748
Foreign currency gains (losses)	10,113	(16,296)	(9,802)	(12,568)
Other income (expense)	1,726	294	8,515	3,567
Total other income (expense)	19,616	(3,693)	28,971	30,747

Income before income taxes	336,717	257,767	711,944	699,810

Income tax provision	23,300	29,901	53,168	108,115

Net income	$313,417	$227,866	$658,776	$591,695

Net income per share:
Basic	$1.64	$1.20	$3.45	$3.12
Diluted	$1.63	$1.19	$3.44	$3.10

Weighted average common shares outstanding:
Basic	191,234	190,102	191,021	189,853
Diluted	191,998	190,962	191,760	190,790

Garmin Ltd. And Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
(In thousands, except per share information)

	September 26, 2020	December 28, 2019
Assets
Current assets:
Cash and cash equivalents	$1,223,516	$1,027,567
Marketable securities	430,164	376,463
Accounts receivable, net	658,000	706,763
Inventories	821,377	752,908
Deferred costs	21,067	25,105
Prepaid expenses and other current assets	187,746	169,044
Total current assets	3,341,870	3,057,850

Property and equipment, net	813,561	728,921
Operating lease right-of-use assets	74,949	63,589

Restricted cash	293	71
Marketable securities	1,058,103	1,205,475
Deferred income taxes	247,502	268,518
Noncurrent deferred costs	17,676	23,493
Intangible assets, net	818,781	659,629
Other assets	177,934	159,253
Total assets	$6,550,669	$6,166,799

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$235,467	$240,831
Salaries and benefits payable	137,859	128,426
Accrued warranty costs	40,002	39,758
Accrued sales program costs	76,255	112,578
Deferred revenue	88,042	94,562
Accrued royalty costs	15,389	15,401
Accrued advertising expense	25,905	35,142
Other accrued expenses	105,731	95,060
Income taxes payable	48,342	56,913
Dividend payable	349,964	217,262
Total current liabilities	1,122,956	1,035,933

Deferred income taxes	124,746	114,754
Noncurrent income taxes	75,186	105,771
Noncurrent deferred revenue	52,715	67,329
Noncurrent operating lease liabilities	58,416	49,238
Other liabilities	12,309	278

Stockholders’ equity:
Shares, CHF 0.10 par value, 198,077 shares authorized and issued; 191,237 shares outstanding at September 26, 2020 and 190,686 shares outstanding at December 28, 2019	17,979	17,979
Additional paid-in capital	1,872,519	1,835,622
Treasury stock	(326,294)	(345,040)
Retained earnings	3,421,159	3,229,061
Accumulated other comprehensive income	118,978	55,874
Total stockholders’ equity	5,104,341	4,793,496
Total liabilities and stockholders’ equity	$6,550,669	$6,166,799

Garmin Ltd. And Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
(In thousands)

	39-Weeks Ended
	September 26, 2020	September 28, 2019
Operating Activities:
Net income	$658,776	$591,695
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	57,141	52,503
Amortization	32,969	25,112
Gain on sale of property and equipment	(1,815)	(5)
Unrealized foreign currency losses	4,384	14,653
Deferred income taxes	14,353	18,012
Stock compensation expense	53,515	47,553
Realized gain on marketable securities	(1,316)	(213)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net of allowance for doubtful accounts	59,474	15,244
Inventories	(56,063)	(178,121)
Other current and non-current assets	(27,019)	(86,538)
Accounts payable	(11,939)	27,523
Other current and non-current liabilities	(18,299)	(54,401)
Deferred revenue	(21,148)	(7,750)
Deferred costs	9,855	6,326
Income taxes payable	(53,419)	(7,423)
Net cash provided by operating activities	699,449	464,170

Investing activities:
Purchases of property and equipment	(137,072)	(91,469)
Proceeds from sale of property and equipment	1,965	370
Purchase of intangible assets	(1,643)	(1,862)
Purchase of marketable securities	(702,487)	(333,320)
Redemption of marketable securities	808,554	333,783
Acquisitions, net of cash acquired	(148,648)	(275,310)
Net cash used in investing activities	(179,331)	(367,808)

Financing activities:
Dividends	(333,975)	(308,905)
Proceeds from issuance of treasury stock related to equity awards	15,202	12,982
Purchase of treasury stock related to equity awards	(13,074)	(12,972)
Net cash used in financing activities	(331,847)	(308,895)

Effect of exchange rate changes on cash and cash equivalents	7,900	(11,834)

Net increase (decrease) in cash, cash equivalents, and restricted cash	196,171	(224,367)
Cash, cash equivalents, and restricted cash at beginning of period	1,027,638	1,201,805
Cash, cash equivalents, and restricted cash at end of period	$1,223,809	$977,438

Garmin Ltd. And Subsidiaries
Net Sales, Gross Profit and Operating Income by Segment (Unaudited)
(In thousands)

	Reportable Segments
	Marine	Fitness	Outdoor	Auto	Aviation	Total
13-Weeks Ended September 26, 2020

Net sales	$165,437	$328,446	$334,844	$129,355	$151,112	$1,109,194
Gross profit	100,423	177,794	223,704	58,135	107,927	667,983
Operating income	50,482	87,083	147,477	3,462	28,597	317,101

13-Weeks Ended September 28, 2019

Net sales	$107,694	$243,099	$258,294	$137,722	$187,574	$934,383
Gross profit	64,275	126,835	170,846	65,814	139,688	567,458
Operating income	20,008	49,831	105,051	20,857	65,713	261,460

39-Weeks Ended September 26, 2020

Net sales	$486,269	$846,688	$716,146	$320,215	$465,850	$2,835,168
Gross profit	288,103	446,936	469,150	147,393	338,770	1,690,352
Operating income	134,195	190,075	262,057	(6,837)	103,483	682,973

39-Weeks Ended September 28, 2019

Net sales	$393,070	$675,007	$622,748	$422,132	$542,316	$2,655,273
Gross profit	234,014	352,805	403,842	198,012	405,848	1,594,521
Operating income	88,212	118,369	218,340	53,978	190,164	669,063

Garmin Ltd. And Subsidiaries
Net Sales by Geography (Unaudited)
(In thousands)

	13-Weeks Ended			39-Weeks Ended
	September 26,	September 28,	YoY	September 26,	September 28,	YoY
	2020	2019	Change	2020	2019	Change
Net sales	$1,109,194	$934,383	19%	$2,835,168	$2,655,273	7%
Americas	521,869	439,113	19%	1,372,360	1,289,409	6%
EMEA	407,859	344,010	19%	1,042,928	942,625	11%
APAC	179,466	151,260	19%	419,880	423,239	(1)%

EMEA - Europe, Middle East and Africa; APAC - Asia Pacific and Australian Continent

Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, this release includes the following measures defined by the Securities and Exchange Commission as non-GAAP financial measures: pro forma net income (earnings) per share, pro forma effective tax rate and free cash flow.  These non-GAAP measures are not based on any comprehensive set of accounting rules or principles and should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and may be different from non-GAAP measures used by other companies, limiting the usefulness of the measures for comparison with other companies.  Management believes providing investors with an operating view consistent with how it manages the Company provides enhanced transparency into the operating results of the Company, as described in more detail by category below.

The tables below provide reconciliations between the GAAP and non-GAAP measures.

Pro forma effective tax rate

The Company’s income tax expense is periodically impacted by discrete tax items that are not reflective of income tax expense incurred as a result of current period earnings.  Therefore, management believes disclosure of the effective tax rate and income tax provision before the effect of certain discrete tax items are important measures to permit investors' consistent comparison between periods.  In the first 39 weeks of 2019, there were no such discrete tax items identified.

Garmin Ltd. And Subsidiaries
Pro Forma Effective Tax Rate
(In thousands, except effective tax rate (ETR) information)

	13-Weeks Ended		39-Weeks Ended
	September 26,		September 26,
	2020		2020
	$	ETR(1)	$	ETR(1)
U.S GAAP income tax provision	$23,300	6.9%	$53,168	7.5%
Pro forma discrete tax item:
Uncertain Tax Reserve Release(2)			14,308
Pro forma income tax provision	$23,300	6.9%	$67,476	9.5%

(1) Effective tax rate is calculated by taking the income tax provision divided by income before taxes, as presented on the face of the Condensed Consolidated Statements of Income.

(2) In second quarter 2020, the Company recognized a $14.3 million income tax benefit due to the release of uncertain tax position reserves associated with the 2014 intercompany restructuring, which was a pro forma adjustment in 2014. The second quarter 2020 impact of the reserve release is not reflective of income tax expense incurred as a result of current period earnings and therefore affects period-to-period comparability.

The net release of other uncertain tax position reserves, amounting to approximately $22.9 million and $23.3 million in the 39 weeks ended September 26, 2020 and September 28, 2019, respectively, have not been identified as pro forma adjustments as such items tend to be more recurring in nature.

Pro forma net income (earnings) per share

Management believes that net income (earnings) per share before the impact of foreign currency gains or losses and certain discrete income tax items, as discussed above, is an important measure in order to permit a consistent comparison of the Company’s performance between periods.

Garmin Ltd. And Subsidiaries
Pro Forma Net Income (Earnings) Per Share
(In thousands, except per share information)

	13-Weeks Ended		39-Weeks Ended
	September 26,	September 28,	September 26,	September 28,
	2020	2019	2020	2019
GAAP net income	$313,417	$227,866	$658,776	$591,695
Foreign currency gains / losses(1)	(10,113)	16,296	9,802	12,568
Tax effect of foreign currency gains / losses(2)	700	(1,890)	(929)	(1,942)
Pro forma discrete tax item(3)	—	—	(14,308)	—
Pro forma net income	$304,004	$242,272	$653,341	$602,321

GAAP net income per share:
Basic	$1.64	$1.20	$3.45	$3.12
Diluted	$1.63	$1.19	$3.44	$3.10

Pro forma net income per share:
Basic	$1.59	$1.27	$3.42	$3.17
Diluted	$1.58	$1.27	$3.41	$3.16

Weighted average common shares outstanding:
Basic	191,234	190,102	191,021	189,853
Diluted	191,998	190,962	191,760	190,790

(1) Foreign currency gains and losses for the Company are driven by movements of a number of currencies in relation to the U.S. Dollar and the related exchange rate impact on the significant cash, receivables, and payables held in a currency other than the functional currency at a given legal entity.  However, there is minimal cash impact from such foreign currency gains and losses.

(2) The tax effect of foreign currency gains and losses was calculated using the pro forma effective tax rate of 6.9% and 9.5% for the 13-weeks and 39-weeks ended September 26, 2020, respectively, and an effective tax rate of 11.6% and 15.4% for the 13-weeks and 39-weeks ended September 28, 2019, respectively.

(3) The discrete tax item is discussed in the pro forma effective tax rate section above.

Free cash flow

Management believes that free cash flow is an important financial measure because it represents the amount of cash provided by operations that is available for investing and defines it as operating cash flows less capital expenditures for property and equipment.  Management believes that excluding purchases of property and equipment provides a better understanding of the underlying trends in the Company’s operating performance and allows more accurate comparisons of the Company’s operating results to historical performance.  This metric may also be useful to investors, but should not be considered in isolation as it is not a measure of cash flow available for discretionary expenditures.  The most comparable GAAP measure is net cash provided by operating activities.

Garmin Ltd. And Subsidiaries
Free Cash Flow
(In thousands)

	13-Weeks Ended		39-Weeks Ended
	September 26,	September 28,	September 26,	September 28,
	2020	2019	2020	2019
Net cash provided by operating activities	$274,339	$188,952	$699,449	$464,170
Less: purchases of property and equipment	(38,802)	(30,974)	(137,072)	(91,469)
Free Cash Flow	$235,537	$157,978	$562,377	$372,701

Forward-looking Financial Measures

The forward-looking financial measures in our 2020 guidance provided above do not consider the potential future net effect of foreign currency exchange gains and losses, certain discrete tax items and any other impacts that may be identified as pro forma adjustments in calculating the non-GAAP measures described above.

The estimated impact of foreign currency gains and losses cannot be reasonably estimated on a forward-looking basis due to the high variability and low visibility with respect to non-operating foreign currency exchange gains and losses and the related tax effects of such gains and losses.  The impact on diluted net income per share of foreign currency gains and losses, net of tax effects, was $0.05 per share for the 39-weeks ended September 26, 2020.

At this time, management is unable to determine whether or not additional significant discrete tax items will occur in fiscal 2020 or anticipate the impact of any other events that may be considered in the calculation of non-GAAP financial measures.